UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 22, 2005

XENOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32239	77-0412269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 Atlantic Avenue, Alameda, California

94501

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (510) 291-6100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2005, the Compensation Committee of the Board of Directors of Xenogen Corporation (“Xenogen”, the “Company”, “we”, “us” or “our”) approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options previously awarded to current employees and officers under certain of our 1996 Stock Plan and 2004 Equity Incentive Plan as well as one non-plan stock option. An option was considered “out-of-the-money” if the stated exercise price was equal to or greater than $5.01 per share. During the last 52 weeks, the range for the closing price of our common stock as reported by Nasdaq is $2.30 to $7.19 per share and our average closing price during this period is approximately $4.38 per share. Approximately 560,000 outstanding unvested options that had an exercise price less than $5.01 per share on November 22, 2005 will continue to vest on their normal schedule.

As a result of this action, options to purchase approximately 1.39 million shares of our common stock that would otherwise have vested over the next 3.5 years became fully vested. The options have a range of exercise prices of $5.01 to $7.00 per share and a weighted average exercise price of $5.61 per share. Options held by non-employee directors and consultants were not affected. In addition, the Compensation Committee imposed a holding period that will require that all affected executive officers of the Company not sell shares acquired through the exercise of an accelerated option (other than shares needed to cover the exercise price and to satisfy withholding taxes) prior to the earlier of the date on which exercise would have been permitted under the options’ original vesting terms or, if earlier, the executive officer’s last day of employment. These holding period restrictions apply to approximately 917,000 of the accelerated stock options.

The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that is expected to be recorded in conjunction with our adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (FAS 123R), which we believe to be in the best interest of stockholders. We will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of 2006. FAS 123R requires companies to record non-cash compensation expense as stock options vest. Because we accelerated the vesting of these options, we expect to reduce our non-cash compensation expense related to these options by approximately $1.5 million in 2006, $0.8 in 2007 and $0.3 million in 2008, $20,000 in 2009 or a total of approximately $2.6 million, based on estimated value calculations using the Black-Scholes methodology. A one-time non-cash compensation charge of $0.1 million will be recorded in the fourth quarter of fiscal 2005 as a result of the acceleration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOGEN CORPORATION

Date: November 28, 2005	By:	/s/ WILLIAM A. ALBRIGHT, JR.
William A. Albright, Jr.
Senior Vice President. Finance and Operations,
and Chief Financial Officer